Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)

Registration Statement (Form S-8 No. 333-221312) pertaining to the 2001 Non-Qualified Stock Option Plan, 2001 Incentive and Non-Qualified Stock Option Plan, 2012 Incentive and Non-Qualified Stock Option Plan, and 2017 Equity Incentive Plan of Altair Engineering Inc., and

(2)	Registration Statement (Form S-8 No. 333-223833) pertaining to the 2017 Equity Incentive Plan of Altair Engineering Inc.

of our reports dated March 1, 2019, with respect to the consolidated financial statements and schedule of Altair Engineering Inc. and the effectiveness of internal control over financial reporting of Altair Engineering Inc. included in this Annual Report (Form 10-K) of Altair Engineering Inc. for the year ended December 31, 2018.

/s/ Ernst & Young LLP

Detroit, Michigan

March 1, 2019